IXI Mobile Announces Completion of the Second Tranche of Private Placement, Conversion of Debt and Closing of Equity Line of Credit
---
Net Proceeds of $9.7 Million from Two Tranches Private Placement

Belmont, CA; November 14, 2007 - IXI Mobile, Inc. (OTCBB: IXMO.OB, IXMOW.OB, IXMOU.OB ) the maker of the Ogo™ family of devices and services announced today that it has received and accepted binding subscriptions for the second tranche of a private placement of common stock and warrants. Upon closing of this tranche, the Company will issue for both tranches a total of 2,703,000 shares of common stock at a price of US$3.60 per share in a private placement. The investors in both tranches will also be issued warrants to purchase an aggregate of 1,621,800 shares of common stock at a price of US$4.10, expiring five years from the date of grant. Total net proceeds to IXI from both tranches are approximately $9.2 million. The Company expects to close both tranches of the private placement by the end of November.

IXI further announced today that it has reached an agreement with Landa Ventures Ltd. on the conversion of $2.592 million principal amount of debt related to the loan agreements dated June 19, 2006 and March 28, 2007 and the conversion of Landa Ventures' debt, into shares of the Company's common stock at a conversion price of US$3.60 per share and warrants to purchase shares of common stock at an exercise price of US$4.10, expiring five years from the date of grant.. This amount, together with Landa Ventures' previous conversion, represents conversion of all of the Company's debt to Landa Ventures into shares of the Company's common stock. This conversion will result in the issuance of 720,000 shares of common stock and warrants to purchase 432,000 shares of common stock. The total interest savings from the debt conversions by Southpoint, Gemini Funds and Landa Ventures is expected to be approximately $1.5 million.
.

Additionally, the Company announced that on November 11, 2007, it entered into an equity line of credit arrangement (“ELOC”) with Tailor-Made Capital Ltd. (“TMC”), an Israeli company affiliated with Meitav Investment House, which is a privately owned asset management and investment banking firm based in Israel ("Meitav"). Pursuant to the terms of the ELOC, the Company has the right to sell and TMC is obligated to purchase from the Company, from time to time, up to an aggregate of $5,000,000 of shares of the Company's common stock at a discount to market of between 5% and 10%, depending on the market price of the common stock at the time of the sale. The sale of shares is subject to the Company having an effective registration statement for their resale by TMC. The ELOC is in effect until the earlier of 24 months following the effectiveness of the registration statement or November 11, 2010, unless earlier terminated by the Company or TMC by its terms. In connection with the ELOC, the Company issued to TMC 75,000 shares of common stock and a five year warrant for up to 312,500 shares of common stock which vests proportionally to the value of the shares purchased by TMC under the equity line of credit. The Company has agreed to register such shares and warrant shares.

 IXI Mobile. 1301 Shoreway Road, Suite 380 Belmont, CA 94002 USA
http://www.ixi.com Tel: +1.650.551.0600 Fax: +1.650.551.0601 http://www.ogo.com

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer of any securities to be sold in the private placement.

Please direct inquiries to:
In US:	In Israel:
KCSA Worldwide	Kwan Communications
Lee Roth / Marybeth Csaby	Zvi Rabin
212-896-1209 / 1236	zvi@kwan.co.il
lroth@kcsa.com / mcsaby@kcsa.com

About IXI Mobile
Headquartered in Belmont, CA, IXI Mobile, Inc.(OTCBB: IXMOU.OB, IXMO.OB, IXMOW.OB) offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile's Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The company provides a turn-key solution to mobile operators and Internet service providers around the world to launch and support Ogo products. For more information on IXI Mobile, please visit www.ixi.com.

About Ogo
The Ogo family of devices delivers popular applications, including email, instant messaging, SMS, RSS, voice and Web browsing on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Ogo was launched by mobile operators and Internet service providers around the world. More information on Ogo is available at: www.ogo.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to IXI’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, ” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions.

IXI Mobile. 1301 Shoreway Road, Suite 380 Belmont, CA 94002 USA
http://www.ixi.com Tel: +1.650.551.0600 Fax: +1.650.551.0601 http://www.ogo.com